Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our report dated December 1, 2008, accompanying the consolidated financial statements and schedule included in the Annual Report of Zoltek Companies Inc. on Form 10-K for the year ended September 30, 2009. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Zoltek Companies, Inc. on Form S-8 (File No.’s 333-145113 and 333-145114, effective August 3, 2007; File No.’s 333-149356 and 333-149357, effective February 22, 2009; and File No.’s 33-06565 and 33-83160).

/s/Grant Thornton LLP
Grant Thornton LLP
Chicago, Illinois
November 30, 2009